Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE:  February 18, 2013

Media Relations

CONTACT: Christina Sutter

PHONE: 724-539-5708

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Kennametal Names Robert J. Clemens

Vice President and Chief Technical Officer

LATROBE, Pa., February 18, 2013 - Kennametal Inc. (NYSE: KMT) announced today the appointment of Robert J. Clemens, Ph.D., age 56, to the position of Vice President and Chief Technical Officer, reporting to Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso. In this role, Clemens is responsible for leading Kennametal’s global Research, Development and Engineering organization.

Prior to joining Kennametal, Clemens was Vice President, Corporate Technology at Eastman Chemical in Kingsport, Tennessee. Previously, Clemens held numerous technology and business leadership positions at Eastman Chemical Company. Prior to that, he worked in technical service for the Firestone Plastics Company. He brings more than 35 years of experience in technology, research and new business development.

Clemens holds a bachelor of science degree in chemistry from Ursinus College and a doctorate in organic chemistry from Princeton University.

Celebrating its 75th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products and application engineering backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 13,000 employees and nearly

$3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and “America’s Safest Companies” (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

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